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                                                                      Exhibit 6c

                        ADMINISTRATIVE SERVICES AGREEMENT


     AGREEMENT dated this 25th day of November, 1991, by and between FBL SERIES FUND, INC., a Maryland corporation (the "Fund"), and FBL INVESTMENT ADVISORY SERVICES INC., a Delaware corporation ("FBL").

     In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. The Fund hereby appoints FBL to provide information and administrative services for the benefit of the Fund and its shareholders. In this regard, FBL shall appoint various broker-dealer firms and other financial services firms ("Firms") to provide related services and facilities for their clients who are shareholders of the Fund ("clients"). The Firms shall provide such office space and equipment, telephone facilities and personnel as is necessary or beneficial for providing information and services to shareholders of the Fund. Such services and assistance may include, but are not limited to, establishing and maintaining shareholder accounts and records, processing purchase and redemption transactions, answering routine client inquiries regarding the Fund and its special features, assistance to clients in changing dividend and investment options, account designations and addresses, and such other services as the Fund or FBL may reasonably request. FBL may also provide some of the above services for the Fund directly.

     FBL accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. FBL shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. FBL, by separate agreement with the Fund, may also serve the Fund in other capacities. In carrying out its duties and responsibilities hereunder, FBL will appoint various Firms to provide administrative and other services described herein directly to or for the benefit of shareholders of the Fund who may be clients of such Firms. Such Firms shall at all times be deemed to be independent contractors retained by FBL and not by the Fund. FBL and not the Fund will be responsible for the payment of compensation to such Firms for such services.

     2. For the services and facilities described in Section 1, the Fund will pay to FBL at the end of each calender month an administrative service fee computed at an annual rate of 0.25 of 1% of the average daily net assets of the Fund. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of FBL to the Fund under this Agreement are not to be deemed exclusive, and FBL shall be free to render similar services or other services to others.

     The net asset value for each share of the Fund shall be calculated in accordance with the provisions of the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of the Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

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     3.   The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by FBL under this Agreement.

     4. This Agreement may be terminated at any time without the payment of any penalty by the Fund or by FBL on sixty (60) days' written notice to the other party. Termination of this Agreement shall not affect the right of FBL to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. All material amendments to this Agreement must be approved by vote of the Board of Directors of the Fund.

     5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     6. Any notice under this Agreement shall be in writing addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     7. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Iowa.

     IN WITNESS WHEREOF, the Fund and FBL have caused this Agreement to be executed as of the day and year first above written.

FBL SERIES FUND, INC.                     FBL INVESTMENT ADVISORY SERVICES, INC.


By:                                       By:
   --------------------------------          --------------------------------
Title:       Vice President               Title:            President
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